Filed Pursuant to Rule 424(b)(5)

File No. 333-256358

Prospectus Supplement

(To Prospectus dated May 21, 2021)

Clough Global Dividend and Income Fund

Up to $12,479,372 of Shares of Beneficial Interest

Clough Global Dividend and Income Fund (the “Fund”) has entered into a sales agreement, dated October 19, 2021 (the “Sales Agreement”) with Virtu Americas LLC (“Virtu”), relating to the Fund’s shares of beneficial interest, no par value per share (the “Common Shares”), offered by this Prospectus Supplement and the accompanying Prospectus dated May 21, 2021. In accordance with the terms of the Sales Agreement, the Fund may offer and sell up to $12,479,372 of the Fund’s Common Shares from time to time through Virtu. The Fund is a diversified, closed-end management investment company that commenced investment operations in April 2004. The Fund’s investment objective is to provide a high level of total return and current income.

The Fund’s Common Shares are listed on the NYSE American (“NYSE”) under the symbol “GLV.” As of October 11, 2021, the last reported sale price for the Fund’s Common Shares was $11.23 per Common Share. As of October 11, 2021, the last reported net asset value (“NAV”) per Common Share for the Fund’s Common Shares was $10.85.

Sales of the Fund’s Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to Virtu (the “Minimum Price”). The Fund will determine whether any sales of Common Shares will be authorized on a particular day. The Fund, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Fund’s Common Shares and retain its for future reference. Investing in the Fund’s Common Shares involves certain risks. You could lose some or all of your investment. See “Risk Factors and Special Considerations” in the accompanying Prospectus. You should consider carefully these risks together with all of the other information contained in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase the Fund’s Common Shares.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 19, 2021

This Prospectus Supplement, together with the accompanying Prospectus, sets forth concisely the information that you should know before investing. You should read the accompanying Prospectus and Prospectus Supplement, which contain important information, before deciding whether to invest in the Fund’s Common Shares. You should retain the accompanying Prospectus and Prospectus Supplement for future reference. A statement of additional information (“SAI”), dated May 21, 2021, as supplemented from time to time, containing additional information, has been filed with the SEC and is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution See “Plan of Distribution.” If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement.

You may request a free copy of the SAI, request a free copy of the Fund’s annual and semi-annual reports, request other information or make stockholder inquiries, by calling toll-free 1-855-425-6844 or by writing to the Fund at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Fund’s annual and semi-annual reports also are available on the Fund’s website, free of charge, at www.cloughglobal.com (information included on the website does not form a part of this Prospectus Supplement or accompanying Prospectus), or from the SEC’s website (http://www.sec.gov). You can review and copy documents the Fund has filed at the SEC’s Public Reference Room. The SEC charges a fee for copies. You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov.

The Fund’s securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Primary Investment Strategies. The Fund is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s investment objective is to provide a high level of total return. The Fund seeks to pursue this objective by applying a fundamental research-driven investment process and will invest in equity securities of companies of any market capitalization and equity-related securities, including equity swaps and call options, as well as fixed income securities, including both corporate and sovereign debt in both U.S. and non-U.S. markets. There is no assurance that the Fund will achieve its investment objective.

The Fund invests in a managed mix of equity and debt securities. The Fund is flexibly managed so that, depending on the Fund’s investment adviser’s outlook, it sometimes will be more heavily invested in equity securities or in debt or fixed income securities. Under normal circumstances, the Fund expects to invest in securities of issuers located in at least three countries (in addition to the United States). Unless market conditions are deemed unfavorable, the Fund expects that the market value of the Fund’s long and short positions in securities of issuers organized outside the United States and issuers doing a substantial amount of business outside the United States (greater than 50% of revenues derived from outside of the United States) will represent at least 40% of the Fund’s net assets. The Fund also may invest in call options, both on specific equity securities, as well as securities representing exposure to equity sectors or indices and fixed income indices, including options on indices. The Fund may acquire put and call options and options on stock indices and enter into stock index futures contracts, certain credit derivatives transactions and short sales in connection with its equity investments. In connection with the Fund’s investments in debt securities, it may enter into related derivatives transactions such as interest rate futures, swaps and options thereon and certain credit derivatives transactions. Investments in non-U.S. markets will be made primarily through liquid securities, including depositary receipts (which evidence ownership of underlying foreign securities) such as American Depositary Receipts (“ADRs”), European Depositary Receipts (“EDRs”), Exchange Traded Funds (“ETFs”) and Global Depositary Receipts (“GDRs”), as well as in stocks traded on non-U.S. exchanges. Investments in debt may include both investment grade and non-investment grade issues. Investments in corporate debt may include bonds issued by companies in countries considered emerging markets. Investments in sovereign debt may include bonds issued by countries considered emerging markets. The Fund will not invest more than 33% of its total assets, at the time of acquisition, in securities (including equity and fixed income securities) of governments and companies in emerging markets. The Fund may also invest a portion of its assets in real estate investment trusts, or “REITs”, but the Fund does not expect that portion to be significant.

The Fund may use various hedging strategies for return generation, or to express a specific view on an industry or individual company. In addition to shorting to hedge equity risk, the Fund may utilize instruments including, for example, ETFs, derivative positions and U.S. Treasury securities as a means to seek to reduce volatility and limit exposure to market declines. These instruments can be effective in seeking to reduce volatility, and can help to prevent the Fund from selling long positions at sub-optimal times. The Fund may also engage in frequent portfolio turnover.

The Fund will place a high priority on capital preservation. The Fund may use a variety of investment techniques including shorting strategies, use of derivatives, and use of long-dated bonds, designed to capitalize on declines in the market price of equity securities or declines in market indices (e.g., the Fund may establish short positions in specific stocks or stock indices) based on the Fund’s investment adviser’s investment outlook. Subject to the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”), the Fund will not make a short sale if, after giving effect to such sale, the market value of all securities sold short by the Fund exceeds 30% of the value of its total assets. No assurances can be given that the Fund’s investment objective will be achieved.

Leverage. The Fund currently uses leverage through borrowing. More specifically, the Fund has entered into a credit agreement (the “Credit Agreement”) with a commercial bank (“Bank”). As of September 30, 2021, the Fund had outstanding $61,500,000 in principal amount of borrowings from the Credit Agreement representing approximately 29.54% of the Fund’s total assets (including assets attributable to the Fund’s use of leverage). The Bank has the ability to terminate the Credit Agreement upon 179-days’ notice or following an event of default. The Fund also may borrow money as a temporary measure for extraordinary or emergency purposes.

TABLE OF CONTENTS

Prospectus Supplement

Page

Prospectus Supplement Summary	S-6
Use of Proceeds	S-7
Capitalization	S-8
Table of Fees and Expenses	S-9
Distributions	S-11
Price Range of Common Shares	S-12
Outstanding Securities	S-13
Plan of Distribution	S-14
Legal Matters	S-15
Incorporation by Reference	S-15
Additional Information	S-16

Prospectus

Page

Prospectus Summary	5
Cautionary Notice Regarding Forward-Looking Statements	17
Summary of Fund Expenses	18
Use of Proceeds	20
The Fund	20
Investment Objective and Policies	20
Use of Leverage	36
Risk Factors and Special Considerations	38
Management of the Fund	49
Net Asset Value	51
Distributions	51
Dividend Reinvestment Plan	53
Federal Income Tax Matters	54
Description of Capital Structure	56
Anti-Takeover Provisions in the Declaration of Trust	67
Conversion to Open-End Fund	68
Custodian and Transfer Agent	69
Legal Matters	69
Reports to Shareholders	69
Independent Registered Public Accounting Firm	69
Additional Information	69
Incorporation by Reference	70
The Fund’s Privacy Policy	70

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. The Fund’s business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” refers to Clough Global Dividend and Income Fund.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and statement of additional information contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Shares will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC. Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Risk Factors and Special Considerations” section of the accompanying Prospectus. The Fund urges you to review carefully that section for a more detailed discussion of the risks of an investment in the Fund’s securities.

Although the Fund believes that the expectations expressed in the Fund’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors and Special Considerations” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s shares of beneficial interest (the “Common Shares”). You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the statement of additional information (“SAI”), dated May 21, 2021, especially the information set forth in the Prospectus under the heading “Risk Factors and Special Considerations.”

The Fund. Clough Global Dividend and Income Fund (the “Fund”) is a Delaware statutory trust registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). An investment in the Fund may not be appropriate for all investors. There can be no assurance that the Fund will achieve its investment objective.

Adviser. Clough Capital Partners L.P. (“Clough”), the investment adviser of the Fund, is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended. As of September 30, 2021, Clough had approximately $2.4 billion of assets under management. Clough’s address is 53 State St., Boston, MA 02109. The Fund pays Clough a monthly fee at the annual rate of 0.70% of the Fund’s average daily total assets.

The Offering. Sales of the Fund’s Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to Virtu (the “Minimum Price”). The Fund will determine whether any sales of Common Shares will be authorized on a particular day. The Fund, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offer to be approximately $12,424,981. This figure is based on the recent market price of Common Shares of $11.23 and assumes all new Common Shares offered are sold and that the expenses related to the Offer estimated at approximately $54,391 are paid.

Clough anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified. It currently is anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering within one week after they are received. However, delays could occur because market conditions could result in the Clough delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable. See “Investment Objective and Policies” in the Prospectus. Pending such investment, the proceeds may be held in high quality short-term debt securities and instruments.

CAPITALIZATION

Pursuant to the Sales Agreement with Virtu, the Fund may offer and sell up to 1,111,253 of the Fund’s Common Shares from time to time through Virtu for the offer and sale of the Common Shares under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below shows the Fund’s historical capitalization as of April 30, 2021 and the estimated capitalization of the Fund assuming the sale of all 1,111,253 Common Shares that are subject to the Sales Agreement on a pro forma, as adjusted basis as of October 11, 2021. Actual sales, if any, of the Fund’s Common Shares, and the actual application of the proceeds thereof, under this Prospectus Supplement and the accompanying Prospectus may be different than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $11.23 depending on the market price of the Fund’s Common Shares at the time of any such sale. The Fund and Virtu will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and Virtu, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and Virtu may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and Virtu will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The following table sets forth the Fund’s capitalization:

● on a historical basis as of April 30, 2021

● on a pro forma as adjusted basis to reflect (1) the assumed sale of 1,111,253 of the Fund’s Common Shares at $11.23 per share (the last reported sale price of the Fund’s Common Shares on NYSE on October 11, 2021) in an offering under this Prospectus Supplement and the accompanying Prospectus, and (2) the investment of net proceeds assumed from such offering in accordance with the Fund’s investment objective and policies, after deducting the assumed aggregate commission of $99,835 (representing an estimated commission paid to Virtu of 0.80% of the gross sales price per share in connection with the sale of Common Shares effected by Virtu in each offering) and offering costs payable by the Fund of $54,391.

	Actual (unaudited)	As Adjusted (unaudited)
Common Shares, no par value per share, Unlimited shares authorized, 8,415,040 outstanding (actual) and 9,526,293 shares outstanding (as adjusted)	$ 87,844,973	$ 100,170,119
Total distributable earnings	$ 11,341,265	$ 11,341,265
Net assets applicable to Common Stockholders	$ 99,186,238	$ 111,511,384

Total Capitalization	$ 99,186,238	$ 111,511,384

On June 22, 2021 the Fund completed and closed a rights offering for its Common Shares. As a result of the offering, a total of 2,807,451 new shares were issued based on a subscription price of $10.15. For more information on the rights offering see the Fund’s press release dated June 29, 2021, at https://www.cloughglobal.com/documents/clough-global-dividend-and-income-fund-pr-20210629.pdf.

TABLE OF FEES AND EXPENSES

The following table shows the Fund’s expenses, including offering expenses, as a percentage of net assets attributable to Common Shares, assuming the offer is fully subscribed. All expenses of the Fund are borne, directly or indirectly, by the shareholders. The purpose of the table and example below is to help you understand all fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

The table assumes the use of leverage in an amount equal to 33% of the Fund’s total assets in the form of amounts borrowed by the Fund under a credit agreement. The extent of the Fund’s assets attributable to leverage, and the Fund’s associated expenses, are likely to vary (perhaps significantly) from these assumptions. Interest payments on borrowings are included in the total annual expenses of the Fund.

Shareholder Transaction Expenses
Sales Load (as a percentage of offering price)	0.80%
Offering Expenses Borne by the Fund[1]	0.05%
Dividend Reinvestment Plan Fees[2]	None
Annual Expenses	Percentage of Net Assets Attributable to Common Shares
Investment Advisory Fees[3]	1.15%
Interest Payments on Borrowed Funds[4]	0.48%
Dividend and Interest Expense on Short Sales [5]	0.11%
Other Expenses[5]	0.63%
Acquired Fund Fees and Expenses	0.46%
Total Annual Fund Operating Expenses	2.83%

(1)	Estimated maximum amount based on offering of $12,479,372 in Common Shares.

(2)	There will be no brokerage charges under the Fund’s dividend reinvestment plan with respect to Common Shares issued by the Fund in connection with the offering. However, you may pay brokerage charges if you sell your Common Shares held in a dividend reinvestment account. You also may pay a pro rata share of brokerage commissions incurred in connection with your market purchases pursuant to the Fund’s dividend reinvestment plan.

(3)	The Investment Adviser fee is 0.70% of the Fund’s average daily total assets. Consequently, if the Fund has preferred shares or debt outstanding, the investment management fee and other expenses as a percentage of net assets attributable to Common Shares may be higher than if the Fund does not utilize a leveraged capital structure.

(4)	Assumes the use of leverage in the form of borrowing under the Credit Agreement representing 33% of the Fund’s total assets (including any additional leverage obtained through the use of borrowed funds), also taking into account the additional assets to be raised in an offer, as estimated above, at an annual interest rate cost to the Fund of 0.83%.

(5)	Other Expenses and Dividend and Interest Expense on Short Sales are estimated based on the Fund’s six months ended on April 30, 2021 assuming completion of the proposed issuances.

Example

The following example illustrates the expenses (including estimated offering expenses of $54,391 from the issuance of $12,479,372 million in Common Shares) you would pay on a $1,000 investment in Common Shares, assuming a 5% annual portfolio total return.*

	1 Year	3 Year	5 Year	10 Year
Total Expense Incurred	$37	$95	$157	$321

*	The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

DISTRIBUTIONS

The Fund, acting pursuant to a Securities and Exchange Commission (“SEC”) exemptive order and with the approval of the Board, has adopted a plan, consistent with the Fund’s investment objective and policies to support a level distribution of income, capital gains and/or return of capital (the “Plan”). Currently, in accordance with the Plan, the Fund will pay monthly distributions in an annualized amount of not less than 10% of the Fund’s average monthly net asset value (“NAV”). The Board of the Fund will determine the Fund's distribution policy based on prevailing market conditions and related considerations at the time when the Board is making this determination. Based on current conditions, the Board has set the rate at 10%. Under the Plan, the Fund will distribute all available investment income to its shareholders, consistent with the Fund’s primary investment objectives and as required by the Code. If sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return of capital to shareholders in order to maintain a level distribution. Each monthly distribution to shareholders is expected to be at the fixed amount established by the Board, except for extraordinary distributions and potential distribution rate increases to enable the Fund to comply with the distribution requirements imposed by the Code.

The Board may amend, suspend or terminate the Fund’s Plan without prior notice if the Board determines in good faith that continuation would constitute a breach of fiduciary duty or would violate the 1940 Act. The suspension or termination of the Plan could have the effect of creating a trading discount (if the Fund’s stock is trading at or above net asset value) or widening an existing trading discount. The Fund is subject to risks that could have an adverse impact on its ability to maintain level distributions. Examples of potential risks include, but are not limited to, economic downturns impacting the markets, increased market volatility, companies suspending or decreasing corporate dividend distributions and changes in the Code. Please refer to the Notes to Financial Statements in the Annual Report to Shareholders for a more complete description of its risks.

The level dividend rate may be modified by the Board of Trustees from time to time. If, for any monthly distribution, net investment company taxable income, if any (which term includes net short-term capital gain) and net tax-exempt income, if any, is less than the amount of the distribution, the difference will generally be a tax-free return of capital distributed from the Fund’s assets. The Fund’s final distribution for each calendar year will include any remaining net investment company taxable income and net tax-exempt income undistributed during the year, as well as all net capital gain, if any, realized during the year. If the total distributions made in any calendar year exceed net investment company taxable income, net tax-exempt income and net capital gain, such excess distributed amount would be treated as ordinary dividend income to the extent of the Fund’s current and accumulated earnings and profits.

Distributions in excess of the earnings and profits would first be a tax-free return of capital to the extent of the adjusted tax basis in the shares. After such adjusted tax basis is reduced to zero, the distribution would constitute capital gain (assuming the shares are held as capital assets). In addition, the amount treated as a tax-free return of capital will reduce a shareholder’s adjusted tax basis in its shares, thereby increasing the shareholder’s potential taxable gain or reducing the potential taxable loss on the sale of the shares. This distribution policy may, under certain circumstances, have certain adverse consequences to the Fund and its shareholders. See “Distributions.”

PRICE RANGE OF COMMON SHARES

The following table shows, for each fiscal quarter since the quarter ended January 31, 2018: (i) the high and low closing sale prices per Common Share, as reported on the NYSE American; (ii) the corresponding net asset values per Common Share; and (iii) the percentage by which the Common Shares traded at a premium over, or discount from, the net asset values per Common Share at those high and low closing prices. The Fund’s net asset value per Common Share is determined on a daily basis.

Quarter Ended		Market Price		Net Asset value at		Market Premium (Discount) to net Asset Value at
		High	Low	Market High	Market Low	Market High	Market Low
2021	July 31	$12.10	$10.18	$11.54	$11.53	4.85%	-11.71%
	April 30	$12.23	$10.55	$11.82	$11.81	3.47%	-10.67%
	January 31	$10.75	$10.42	$11.47	$11.32	-6.28%	-7.95%
2020	October 31	$10.12	$8.73	$10.99	$10.23	-7.92%	-14.66%
	July 31	$9.54	$8.02	$10.84	$9.42	-11.99%	-14.86%
	April 30	$11.81	$6.45	$12.27	$9.18	-3.75%	-29.74%
	January 31	$11.49	$10.86	$12.24	$12.05	-6.13%	-9.88%
2019	October 31	$11.11	$10.59	$12.02	$12.41	-7.57%	-14.67%
	July 31	$11.28	$10.65	$12.49	$12.38	-8.89%	-13.97%
	April 30	$11.39	$10.91	$12.49	$12.24	-8.81%	-10.87%
	January 31	$11.66	$9.48	$12.56	$11.37	-7.17%	-16.62%
2018	October 31	$12.86	$11.16	$13.65	$12.42	-5.79%	-10.14%
	July 31	$13.04	$12.36	$13.86	$13.53	-5.92%	-8.65%
	April 30	$13.58	$12.28	$14.17	$13.58	-4.16%	-9.57%
	January 31	$14.39	$13.12	$14.93	$14.57	-3.62%	-9.95%

On October 11, 2021, the net asset value per Common Share was $10.85, trading prices ranged between $11.25 and $11.19 (representing a premium to net asset value of 3.69% and 3.13%, respectively) and the closing price per Common Share was $11.23 (representing a premium to net asset value of 3.50%).

OUTSTANDING SECURITIES

As of September 30, 2021, the Fund’s Common Shares were the only outstanding securities issued by the Fund. As of the same date, the Fund had 11,238,420 Common Shares outstanding:

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by Fund or for its account	Amount Outstanding Exclusive of Amount Shown under (3) As of September 30, 2021
Common Stock	Unlimited	None	11,238,420

PLAN OF DISTRIBUTION

Under the Sales Agreement, upon written instructions from the Fund, Virtu will use its commercially reasonable efforts consistent with its sales and trading practices, to sell, as the Fund’s sales agent, the Common Shares under the terms and subject to the conditions set forth in the Sales Agreement. Virtu’s sales efforts will continue until the Fund instructs Virtu to suspend sales. The Fund will instruct Virtu as to the amount of Common Shares to be sold by Virtu. The Fund may instruct Virtu not to sell Common Shares if the sales cannot be effected at or above the price designated by the Fund in any instruction. The Fund or Virtu may suspend the offering of Common Shares upon proper notice and subject to other conditions.

Virtu will provide written confirmation to the Fund not later than the opening of the trading day on the NYSE following the trading day on which Common Shares are sold under the Sales Agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by the Fund to Virtu in connection with the sales. Settlement for sales of Common Shares will occur on the second trading day following the date on which such sales are made, or on some other date that is agreed upon by the Fund and Virtu in connection with a particular transaction, in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Fund will pay Virtu commissions for its services in acting as agent in the sale of Common Shares. Virtu will be entitled to compensation of up to 200 basis points of the gross sales price per share of any Common Shares sold under the Sales Agreement, with the exact amount of such compensation to be mutually agreed upon by the Fund and Virtu from time to time.

There is no guarantee that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Fund’s Common Shares under this Prospectus Supplement and the accompanying Prospectus may be less than as set forth in this paragraph. In addition, the price per share of any such sale may be greater or less than the price set forth in this paragraph, depending on the market price of the Fund’s Common Shares at the time of any such sale. Assuming $12,479,372 of the Fund’s Common Shares offered hereby are sold at a market price of $11.23 per share (the last reported sale price for the Fund’s Common Shares on the NYSE on October 11, 2021), The Fund estimates that the total cost for the offering, excluding compensation payable to Virtu under the terms of the Sales Agreement, would be approximately $54,391.

In connection with the sale of the Common Shares on behalf of the Fund, Virtu may, and will with respect to sales effected in an “at the market” offering, be deemed to be an “underwriter” within the meaning of the 1933 Act, and the compensation of Virtu may be deemed to be underwriting commissions or discounts. The Fund has agreed to provide indemnification and contribution to Virtu against certain civil liabilities, including liabilities under the Securities Act.

The offering of the Fund’s Common Shares pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all Common Shares subject to the Sales Agreement or (2) termination of the Sales Agreement. The Sales Agreement may be terminated by the Fund in its sole discretion at any time by giving notice to Virtu. Virtu may terminate the Sales Agreement at any time under the circumstances specified in the Sales Agreement and may terminate the Sales Agreement in its sole discretion at any time following a period of 12 months from the date of the Sales Agreement by giving notice to the Fund. In addition, the Adviser may terminate the Sales Agreement under the circumstances specified in the Sales Agreement.

The principal business address of Virtu is One Liberty Plaza, 165 Broadway, New York, NY 10036.

LEGAL MATTERS

Certain legal matters in connection with the Common Shares have been passed upon for the Fund by K&L Gates LLP, counsel to the Fund in connection with the offering of the Common Shares. Certain legal matters will be passed on by Duane Morris LLP as special counsel to Virtu in connection with the offering.

INCORPORATION BY REFERENCE

This Prospectus Supplement and the accompanying Prospectus constitutes part of a registration statement that the Fund has filed with the SEC. The Fund is permitted to “incorporate by reference” the information that it files with the SEC, which means that the Fund can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement and the Prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information.

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Rule 30(b)(2) under the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, are incorporated by reference into this Prospectus Supplement and the Prospectus and deemed to be part of this Prospectus Supplement and the Prospectus from the date of the filing of such reports and documents:

•	the Fund’s Statement of Additional Information, dated May 21, 2021, filed with the Prospectus (“SAI”), filed with the SEC on May 21, 2021;

•	the Fund’s Annual Report on Form N-CSR for the fiscal year ended October 31, 2020, filed with the SEC on January 5, 2021;

•	the Fund’s Semi-Annual Report on Form N-CSRS for the period ended April 30, 2021, filed with the SEC on July 7, 2021; and

•	the Fund’s definitive proxy statement on Schedule 14A for the Fund’s 2021 annual meeting of shareholders, filed with the SEC on May 25, 2021.

ADDITIONAL INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934 and the 1940 Act and in accordance therewith files reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of such Acts can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

This Prospectus Supplement and accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

Clough Global Dividend and Income Fund

Up to $12,479,372 of Shares of Beneficial Interest

PROSPECTUS SUPPLEMENT

October 19, 2021

S-17